Exhibit 99.2

News for Immediate Release

Contact: Ray Morel
Managing Director
The First Marblehead Corporation
800 Boylston Street, 34th FL
Boston, MA 02199
617.638.2065

First Marblehead Appoints New Chief Financial Officer

BOSTON, MA, July 2, 2014 — The First Marblehead Corporation (NYSE: FMD) today announced that Alan Breitman will be joining the Company’s leadership team as Chief Financial Officer, Chief Accounting Officer and Managing Director, effective August 4, 2014.  Mr. Breitman will report directly to the Company’s Chairman and Chief Executive Officer, Daniel Meyers, and will have responsibility for the Company’s financial operations.

“Alan’s impressive experience and leadership makes him a great fit for First Marblehead,” said Mr. Meyers.  “We welcome him to our team and look forward to his contributions to the Company.”

Mr. Breitman brings over 20 years of business experience in management, corporate development and accounting.  Mr. Breitman will be joining the Company from Corporate Fuel Advisors, LLC, a boutique investment bank based in New York, where he has served as a Managing Director since 2006.  Previously, he held various executive positions, including Chief Financial Officer at the privately held Metro Lights Advertising, LLC from 2001 to 2006 and Chief Financial Officer at the privately held TechSpace, Inc. from 2000 to 2001.  Earlier, he served as Vice President Finance and Accounting and Treasurer at the publicly traded Registrer.com, Inc.  Mr. Breitman began his career at Coopers & Lybrand, LLP and holds a B.S. in business from Skidmore College.

About The First Marblehead Corporation.  First Marblehead helps meet the need for education financing by offering national and regional financial institutions and educational institutions the Monogram® platform, an integrated suite of design, implementation and credit risk management services for private label, customizable private education loan programs. For more information, please see www.firstmarblehead.com. First Marblehead supports responsible lending and is a strong proponent of the smart borrowing principle, which encourages students to access scholarships, grants and federally-guaranteed loans before considering private education loans; please see www.SmartBorrowing.org. Through its subsidiary, Union Federal Savings Bank, First Marblehead offers private education loans, residential and commercial mortgage loans and retail savings, money market and time deposit products. For more information, please see www.unionfsb.com. First Marblehead also offers outsourced tuition planning, billing, payment technology services and refund management services through its subsidiary Tuition Management Systems LLC. For more information, please see www.afford.com. Through its subsidiary, Cology LLC, First Marblehead offers private education loan processing and disbursement services as well as life-of-loan servicing for lenders. For more information, please see www2.cology.com.